Exhibit 2.2

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

by and among

THE BLACKSTONE GROUP L.P.,

BLACKSTONE HOLDINGS I L.P.,

NEW ADVISORY GP L.L.C.

PJT PARTNERS INC.,

and

PJT PARTNERS HOLDINGS LP

Dated as of [●], 2015

i

List of Schedules

Schedule 1.1(A)	BAP Engagement Letters

Schedule 1.1(B)	Blackstone Retained Contracts

Schedule 1.1(C)	Carbon Contracts

Schedule 1.1(D)	Carbon Offices

Schedule 2.2(a)(v)	Carbon Assets

Schedule 2.2(a)(vi)	Carbon Licenses and Permits

Schedule 2.2(b)(viii)	Blackstone Retained Assets

Schedule 2.3(a)(ii)	Carbon Litigation

Schedule 2.3(a)(iv)	Carbon Liabilities

Schedule 2.3(b)(ii)	Blackstone Retained Liabilities

Schedule 2.3(b)(iii)	Carbon Reorganization Liabilities

Schedule 2.4(a)	Shared Contracts

Schedule 7.7(a)(i)	Released PJT Group Guarantees

Schedule 7.7(a)(ii)	Released Blackstone Group Guarantees

Schedule 11.5	Carbon Reorganization and Separation Expenses

List of Exhibits

Exhibit A	PJT HoldCo Certificate of Incorporation

Exhibit B	PJT HoldCo Bylaws

Exhibit C	Second A&R PJT LP Agreement

Exhibit D	Employee Matters Agreement

Exhibit E	Exchange Agreement

Exhibit F	Registration Rights Agreement

Exhibit G	Plan of Carbon Reorganization

Exhibit H	Tax Matters Agreement

Exhibit I	Tax Receivables Agreement

Exhibit J	Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [●], 2015, by and among (i) The Blackstone Group L.P., a Delaware limited partnership (“BX”), (ii) Blackstone Holdings I L.P., a Delaware limited partnership (“Blackstone Holdings” and together with BX, collectively, the “Blackstone Parties”), (iii) New Advisory GP L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Blackstone Holdings (“Original PJT GP”), (iv) PJT Partners Inc., a Delaware corporation (“PJT HoldCo”), and (v) PJT Partners Holdings LP (“PJT LP”), a Delaware limited partnership wholly-owned by Blackstone Holdings and certain of its Affiliates (as limited partners) and Original PJT GP (as general partner). Each of BX, Blackstone Holdings, Original PJT GP, PJT HoldCo and PJT LP are sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, BX, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Carbon Business (as defined herein);

WHEREAS, the Parties are party to that certain Transaction Agreement, dated as of October 9, 2014 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), among BX, Blackstone Holdings, Original PJT GP, PJT LP, PJTC, PJTM, the Founder and the other Seller Parties (as defined therein);

WHEREAS, the Board of Directors of Blackstone Group Management L.L.C. (the “Board”), as general partner of BX, has determined that it is appropriate, desirable and in the best interests of BX and the BX Common Unitholders (as defined herein) to separate the Carbon Business from Blackstone (the “Separation”) and to divest the Carbon Business in the manner contemplated by this Agreement and the Transaction Agreement;

WHEREAS, in order to effect the Separation, the Board has determined that it is appropriate, desirable and in the best interests of BX and the BX Common Unitholders (i) to enter into a series of transactions whereby PJT LP, either directly or through one or more direct or indirect Subsidiaries, will, collectively, own all of the Carbon Assets and assume (or retain) all of the Carbon Liabilities and (ii) for BX to distribute to the BX Common Unitholders on a pro rata basis (without consideration being paid by such unitholders) all of the issued and outstanding PJT Class A Shares held by BX upon the consummation of the Carbon Reorganization (as defined herein);

WHEREAS, each of the Parties has determined that it is necessary and desirable, at or prior to the Distribution and with effect from the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities, (ii) to consummate the Carbon Reorganization (as defined herein) and (iii) to allocate, transfer and/or assign, as applicable, to the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of BX and its current and former Subsidiaries, in each case in accordance with this Agreement;

WHEREAS, it is the intention of the Parties that (i) the contributions of certain assets and liabilities relating to the Carbon Business to Big SpinCo and Little SpinCo by the applicable Distributing Corporation qualify as reorganizations within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and that no gain or loss be recognized under Section 361 of the Code with respect to such contributions, (ii) the Big Spin and the Little Spin qualify as tax-free distributions under Sections 355 and 361 of the Code and that no gain or loss be recognized under Section 355 of the Code with respect to such distributions and (iii) the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

“Acquirer Regulatory Approvals” shall have the meaning set forth in the Transaction Agreement.

“Action” shall mean any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any Person at any point in time or during any period (including any future time or period), any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person as of such time or during such period; provided, however, that no Blackstone Fund or any portfolio company or investment of any such Blackstone Funds or any special purpose entity formed to acquire or hold any such portfolio company or investment, regardless of whether any such Blackstone Fund, portfolio company, investment or special purpose entity is consolidated with BX for purposes of financial reporting shall be an Affiliate of any member of the Blackstone Group for any purpose under this Agreement. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).

It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Disputes” shall have the meaning set forth in Section 10.1(a).

“Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby and by the Transaction Agreement, including the Conveyancing and Assumption Instruments, the Exchange Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement and the Omnibus Reorganization Agreement.

“Applicable Law” shall mean, with respect to any Person, any Law (including those of FINRA or any other self-regulatory organization) or any agreement with any Governmental Authority applicable to and legally binding on such Person or to which any of such Person’s properties or other assets is subject, as amended unless expressly specified otherwise.

“Assets” shall mean assets, properties, claims and rights (including goodwill), and the right to retain all monies, proceeds and recoveries therefrom, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, fixtures, machinery, equipment, furniture, office equipment, IT Assets and other tangible personal property;

(iii) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(iv) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(v) all licenses, Contracts, leases of personal property and other Contracts or commitments;

(vi) all deposits, letters of credit and performance and surety bonds;

(vii) all Information;

(viii) all Intellectual Property and all physical or tangible items embodying or incorporating same (including source code, documentation, and website and social media content);

(ix) all prepaid expenses, trade accounts and other accounts and notes receivables;

(x) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xi) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xii) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(xiii) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xiv) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

“Assume” shall have the meaning set forth in Section 2.3(a); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

“BAP” shall mean Blackstone Advisory Partners L.P., a Delaware limited partnership.

“BAP Engagement Letters” shall mean any engagement letter, indemnification letter or similar letter entered into with a client or prospective client by BAP, The Blackstone Group International Partners LLP, The Blackstone Group Germany GmbH, The Blackstone Group (HK) Limited or The Blackstone Group Japan K.K. which relates exclusively or primarily to the Carbon Business, including those set forth on Schedule 1.1(A) (as such schedule may be updated from time to time until the Closing).

“Big Spin” shall have the meaning set forth in the Tax Matters Agreement.

“Big SpinCo” shall have the meaning set forth in the Tax Matters Agreement.

“Blackstone” shall have the meaning set forth in the preamble.

“Blackstone Funds” shall mean, collectively, any investment vehicle (whether open-ended or closed-ended), including an investment fund or company, a general or limited partnership, a trust, a company or other business entity organized in any jurisdiction, that is (i)

sponsored or promoted by any of the Blackstone Parties or their Affiliates, (ii) for which any of the Blackstone Parties or their Affiliates acts as a general partner or managing member (or in a similar capacity) or (iii) for which any of the Blackstone Parties or their Affiliates acts as an investment adviser or investment manager.

“Blackstone Group” shall mean BX and each Person (other than any member of the PJT Group) that is a direct or indirect Subsidiary of BX as of the date hereof, and each Business Entity that is formed as or otherwise becomes a Subsidiary of Blackstone after the date hereof and prior to the Effective Time, which shall include BAP.

“Blackstone Holdings” shall have the meaning set forth in the preamble.

“Blackstone Indemnitees” shall mean BX, each member of the Blackstone Group, each of their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, and each Person who controls any member of the Blackstone Group within the meaning of either the Securities Act or the Exchange Act, except, in each case, the PJT Indemnitees.

“Blackstone Marks” all Trademarks containing “BLACKSTONE”, “BX”, “BAP”, “BLACKSTONE ADVISORY PARTNERS”, “GSO” or “IRBD”, including, in each case, any abbreviation or derivative thereof.

“Blackstone Parties” shall have the meaning set forth in the preamble.

“Blackstone Retained Assets” shall have the meaning set forth in Section 2.2(b).

“Blackstone Retained Business” shall mean all businesses (other than the Carbon Business) operated by any member of the Blackstone Group, including: (i) Blackstone’s capital markets and related capital markets services business, Blackstone’s private wealth unit and businesses and activities related to the funds of Blackstone and its Affiliates, including “IRBD” and “GSO”, (ii) (w) the Private Equity segment of BX, (x) the Real Estate segment of BX, (y) the Hedge Fund Solutions segment of BX and (z) the Credit segment of BX, in each of clauses (w) through (z), as described in the most recent annual report on Form 10-K of BX filed with the Commission, (iii) any other business conducted exclusively or primarily through the use of the Blackstone Retained Assets prior to the Distribution, (iv) Blackstone’s ownership of equity in Pátria Investments limited and Pátria Investimentos Ltda., and (v) the businesses and operations of Business Entities acquired or established by or for Blackstone or any of its Subsidiaries in connection with the operation of the Blackstone Retained Business after the date of this Agreement.

“Blackstone Retained Contracts” shall mean the following Contracts (or parts thereof) to which BX or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred, or to remain with, a member of the PJT Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract that exclusively or primarily relates to the Blackstone Retained Business;

(ii) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.4) or any of the Ancillary Agreements to be assigned to or retained by any member of the Blackstone Group; and

(iii) any Contract set forth on Schedule 1.1(B).

“Blackstone Retained Information” shall have the meaning set forth in Section 8.5(b).

“Blackstone Retained Liabilities” shall have the meaning set forth in Section 2.3(b).

“Build-Out Costs” shall mean the reasonable and documented out-of-pocket costs and expenses in connection with (a) fixed assets necessary for occupancy of the Carbon Offices including leasehold improvements (e.g., partitions, doors, ceiling and carpet), furniture (fixed and loose) and signage, (b) the outfitting of the Carbon Offices with office equipment (e.g., printers, copiers and supplemental cooling equipment), computer hardware (including personal computers and racks for the technology room) and communications equipment, (c) one-time upfront implementation of software systems and (d) the items set forth on Schedule 7.10, in the case of each of clauses (a), (b) and (c), solely to the extent incurred or otherwise in respect of work completed prior to the Closing Date.

“Board” shall have the meaning set forth in the preamble.

“Business” shall mean the Blackstone Retained Business or the Carbon Business, as applicable.

“Business Day” shall mean any day other than a day on which banks in New York City are required or authorized by Law to close.

“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

“BX” shall have the meaning set forth in the preamble.

“BX Common Units” shall mean the issued and outstanding common units representing limited partner interests of BX.

“BX Common Unitholders” shall mean holders of BX Common Units.

“Carbon Assets” shall have the meaning set forth in Section 2.2(a).

“Carbon Business” shall mean the BX businesses (conducted through certain of its Subsidiaries) of (i) providing financial and strategic advisory services (which does not include, for the avoidance of doubt, BX’s capital markets and related capital markets services business, BX’s private wealth unit and wealth management services business, and businesses and activities related to the funds of BX and its Affiliates, including those that are designated by BX as “IRBD” or “GSO”), (ii) restructuring and reorganization advisory services and (iii) fund placement services (conducted through the Park Hill Group).

“Carbon Contracts” shall mean the following Contracts (or parts thereof, subject to Section 2.4) to which BX or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Blackstone Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract that relates exclusively or, subject to Section 2.4, primarily to the Carbon Business (or the Combined Business to the extent owned by the PJT Group);

(ii) any BAP Engagement Letter;

(iii) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.4) or any of the Ancillary Agreements to be assigned to any member of the PJT Group; and

(iv) any Contract set forth on Schedule 1.1(C).

“Carbon Liabilities” shall have the meaning set forth in Section 2.3(a).

“Carbon Offices” shall mean the offices of the PJT Group located at the locations set forth on Schedule 1.1(D).

“Carbon Reorganization” shall have the meaning set forth in Section 3.2.

“Carbon Target Cash Balance” shall mean an amount equal to $25,000,000; provided, however, that in the event the Effective Time AR is less than $[●], the Carbon Target Cash Balance shall mean an amount equal to $25,000,000 plus the amount by which the Effective Time AR is less than $[●].

“Closing” shall have the meaning given to such term in the Transaction Agreement.

“Closing Date” shall have the meaning given to such term in the Transaction Agreement.

“Code” shall have the meaning set forth in the preamble.

“Combined Business” shall mean the Carbon Business and the PJT Business as operated during the Interim Period.

“Commission” shall mean the United States Securities and Exchange Commission.

“Confidential Information” shall mean all non-public, confidential or proprietary Information (x) concerning a Party and/or its Subsidiaries or their past, current or future affairs, activities, strategies, Businesses or operations, (y) of a Party’s and/or its Subsidiaries’ former, existing or prospective clients or (z) that was provided to a Party by a third party in confidence, except for any Information that (i) is publicly available through no fault of the receiving Party or its Subsidiaries, (ii) is lawfully acquired by such Party or its Subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) must be disclosed for a Party to enforce its rights under this Agreement or an Ancillary Agreement, provided that the receiving Party promptly notifies the disclosing Party of any such requirement and discloses no more Information than is so required or (v) is required to be disclosed pursuant to Applicable Law (including in connection with financial statements or Tax Returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Authority.

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Ancillary Agreements as each may be amended or modified from time to time, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, including any IP Assignments, in such form or forms as are consistent with the requirements of Section 2.7 and are agreed by the Founder and Blackstone, acting reasonably.

“CPR Rules” shall have the meaning set forth in Section 10.1(a).

“Default Interest Rate” shall mean a rate of LIBOR plus 500 basis points calculated on the basis of a year of three-hundred sixty (360) days.

“Distributing Corporation” shall have the meaning set forth in the Tax Matters Agreement.

“Distribution” shall mean the distribution (immediately following the Closing and the consummation of the Carbon Reorganization) on the Closing Date to holders of record of BX Common Units as of the Distribution Record Date of the PJT Class A Shares owned by BX.

“Distribution Agent” shall mean the distribution agent selected by Blackstone in connection with the Distribution.

“Distribution Record Date” shall mean such date and time as may be determined by the Board as the record date for the Distribution, in accordance with Applicable Law.

“Effective Time” shall mean 12:01 a.m., Eastern Time on the Closing Date.

“Effective Time AR” shall mean the total amount of accounts receivable included in the Carbon Assets at the Effective Time.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and among certain members of the Blackstone Group and certain members of the PJT Group, in the form attached hereto as Exhibit D.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Exchange Agreement” shall mean the Exchange Agreement by and among PJT LP and its limited partners, in the form attached hereto as Exhibit E.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Founder” shall mean Mr. Paul J. Taubman.

“Framework Agreement” shall mean the agreement dated as of October 9, 2014 by and among BX, Blackstone Holdings, Original PJT GP, PJT LP, PJTC, PJTM and the Founder.

“GAAP” shall mean the generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S., foreign, federal, national, state or local government or political subdivision thereof, any entity, agency, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group” shall mean the Blackstone Group or the PJT Group, as applicable.

“Guarantee Release” shall have the meaning set forth in Section 7.7(b).

“ICC Rules” shall have the meaning set forth in Section 10.1(a).

“Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and Taxes and any other amounts payable pursuant to the Tax Matters Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 8.4(b).

“Indemnitee” shall have the meaning set forth in Section 8.4(b).

“Information” shall mean information, content and data in written, oral, electronic, computerized, digital, social, mobile or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, information and content collected by websites and social media pages and venues, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, research, financial, employee or business information or data, documents, analyses, correspondence, materials, product literature, files, policies, procedures and manuals including any prepared by consultants and other third parties.

“Insurance Proceeds” shall mean those monies actually received by an insured from an insurance carrier, net of (i) any costs or expenses incurred by, or on behalf of, an insured in pursuing or obtaining such monies and (ii) any resulting increase to premiums (including future premiums) or deductibles in respect of the insurance coverage pursuant to which such monies were received.

“Intellectual Property” shall mean U.S. and foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (ii) copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items in any and all forms and media), and registrations and applications to register or renew the registration of any of the foregoing; (iii) trade secrets and confidential or proprietary information including know-how, inventions, discoveries and improvements; and (iv) Trademarks.

“Interim Period” shall mean the period beginning on (and including) January 1, 2015 up to (and including) the last day prior to the Closing Date.

“IP Assignments” shall mean the trademark assignments, copyright assignments and domain name assignments to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement.

“IT Assets” shall mean computer hardware and other electronic data processing, information technology and communications equipment, systems and infrastructure (including Software but excluding personal computers and mobile devices).

“Knowledge of the Blackstone Parties” shall have the meaning ascribed to the term “Knowledge of Acquirer” in the Transaction Agreement.

“Law” shall mean any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, determined or determinable, and including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto regardless of (i) when or where they arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (iii) where or against whom they are asserted or determined.

“Liable Party” shall have the meaning set forth in Section 2.9(b).

“LIBOR” shall mean during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Little Spin” shall have the meaning set forth in the Tax Matters Agreement.

“Little SpinCo” shall have the meaning set forth in the Tax Matters Agreement.

“Merger” shall mean the merger of Little SpinCo with and into PJT HoldCo, with PJT HoldCo surviving.

“NYSE” shall mean the New York Stock Exchange.

“Omnibus Reorganization Agreement” shall mean an Omnibus Reorganization Agreement to be entered into by certain members of the Blackstone Group and the PJT Group to effect the Carbon Reorganization, in such form as is agreed by the Founder and Blackstone, acting reasonably.

“Original PJT GP” shall have the meaning set forth in the preamble.

“Other Party” shall have the meaning set forth in Section 2.9(a).

“Park Hill Group” shall mean PHG, PHG CP and each Person that is a direct or indirect Subsidiary of PHG at the Effective Time.

“Park Hill Marks” all Trademarks containing “PARK HILL” or any abbreviation or derivative thereof.

“Party” shall have the meaning set forth in the preamble.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“PHG” shall mean PHG Holdings LLC, a Delaware limited liability company.

“PHG CP” shall mean PHG CP Inc., a Delaware corporation.

“PJT Class A Shares” shall mean the shares of Class A common stock of PJT HoldCo, par value $0.01 per share.

“PJT Entities” shall mean PJTM, PJTC and any of their respective Subsidiaries.

“PJT HoldCo” shall have the meaning set forth in the preamble.

“PJT HoldCo Bylaws” shall have the meaning set forth in Section 3.1.

“PJT HoldCo Certificate of Incorporation” shall have the meaning set forth in Section 3.1.

“PJT HoldCo Registration Statement” shall mean that certain registration statement on Form 10 or other appropriate form to be filed by PJT HoldCo with the Commission in connection with the transactions contemplated hereby.

“PJT Indemnitees” shall mean PJT HoldCo and each of its Subsidiaries as of the Effective Time and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

“PJTC” shall mean PJT Capital LP, a Delaware limited partnership.

“PJT Business” shall mean the business and operations of the PJT Entities.

“PJT Group” shall mean PJT HoldCo, PJT LP, the PJT Entities, the Park Hill Group and each other Person that is a direct or indirect Subsidiary of PJT LP immediately after the Effective Time, and each Person that becomes a direct or indirect Subsidiary of PJT LP after the Effective Time.

“PJT LP” shall have the meaning set forth in the preamble.

“PJT Revolver” shall have the meaning set forth in Section 3.4(b).

“PJTM” shall mean PJT Management, LLC, a Delaware limited liability company and the general partner of PJTC.

“Records” shall mean copies of any Contracts, data, documents, books, records or files (including e-mails).

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and among PJT LP and its limited partners, in the form attached hereto as Exhibit F.

“Representatives” shall mean for any Person, the officers, directors, employees, counsel, financial advisors, auditors, consultants, agents (including any placement agents), any associated person and other representatives of such person.

“Restricted Business Lines” shall have the meaning set forth in Section 7.4(b)(ii).

“Second A&R PJT LP Agreement” shall have the meaning set forth in Section 3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, right of first refusal, deed of trust, voting or other restriction, right-of-way, covenant, condition, easement, servitude, encroachment, permit restriction, restriction on transfer, restrictions or limitations on use of real personal property or any other encumbrance of any nature whatsoever, excluding, however, restrictions on transfer under securities Laws.

“Seller Parties” shall have the meaning set forth in the Transaction Agreement.

“Separation” shall have the meaning set forth in the preamble.

“Shared Contract” shall have the meaning set forth in Section 2.4(a).

“Shared Information” shall mean all Information used in both the Carbon Business and the Blackstone Retained Business.

“Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials and other tangible embodiments related to any of the foregoing. For clarity, the above shall not include any Intellectual Property incorporated in such items.

“Solvency Opinion” shall have the meaning set forth in Section 7.1(b).

“Specified Action” shall have the meaning set forth in Section 2.3(a)(ii).

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the general partner of a partnership, managing or sole member of a limited liability company or in a similar capacity), but shall not mean any Blackstone Funds or any portfolio company or investment of such Blackstone Funds or any special purpose entity formed to acquire or hold any such portfolio company or investment, regardless of whether any such Blackstone Fund, portfolio company, investment or special purpose entity is consolidated with BX for purposes of financial reporting.

“Target” shall have the meaning set forth in Section 7.4(b)(ii).

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Benefits” shall mean, with respect to an Indemnifiable Loss, Tax benefits actually realized in cash (or as a reduction in cash Taxes otherwise payable) by an Indemnitee that is a member of a Group (or any other member of its Group) in connection with such Indemnifiable Loss. The determination of whether there has been a Tax Benefit and the amount thereof shall be made in the reasonable discretion of the Indemnitee (exercised in good faith).

“Tax Contest” shall have the meaning of the definition of “Proceeding” as set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among BX, Blackstone Holdings I/II GP Inc., a Delaware corporation, PJT HoldCo, PJT LP, StoneCo IV Corporation, a Delaware corporation, PJTC, PJTM, and the Seller Parties, substantially in the form attached hereto as Exhibit H.

“Tax Receivable Agreement” shall mean the Tax Receivable Agreement by and among PJT HoldCo, PJT LP and each of the other parties thereto, substantially in the form attached hereto as Exhibit I.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” shall have the meaning set forth in Section 8.4(b).

“Third Party Proceeds” shall mean, with respect to an Indemnifiable Loss, proceeds actually received by an Indemnitee from any third party for indemnification for such Indemnifiable Loss that actually reduce the amount of the Indemnifiable Loss, net of any costs or expenses incurred by, or on behalf of, the Indemnitee in pursuing or obtaining such proceeds.

“Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, social media identifiers, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Agreement” shall have the meaning set forth in the preamble.

“Transfer” shall have the meaning set forth in Section 2.2(a); and the term “Transferred” shall have its correlative meaning.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Blackstone Holdings and PJT LP, substantially in the form attached hereto as Exhibit J.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All accounting terms shall have their respective meanings under GAAP. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions set forth in this Agreement and the Transaction Agreement, each of the Parties shall use its reasonable best efforts to cause the Separation and the Distribution to occur as promptly as practicable on the terms contemplated hereby, including using its reasonable best efforts to obtain all consents, permits, authorizations and approvals of, and to make all filings, notifications or registrations with, all Governmental Authorities and other Persons and to execute and deliver, and to cause their respective Group members to execute and deliver such instruments of transfer, in each case, which are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, subject to the requirements of Section 6.4 of the Transaction Agreement in respect of the obligations of the Parties to obtain the Acquirer Regulatory Approvals under the Transaction Agreement, no Party shall be required to make any payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such consent, permit, authorization or approval; and provided further, that neither Party shall be obligated to consummate the transactions contemplated hereby prior to September 30, 2015. This Agreement supersedes and replaces the Framework Agreement.

Section 2.2. Transfer of Assets; Blackstone Retained Assets. At or prior to the Distribution and with effect from the Effective Time and to the extent not already completed (but subject to Section 2.6, pursuant to which some of such Transfers may occur following the Effective Time in accordance with such Section 2.6), pursuant to the Conveyancing and Assumption Instruments and/or the Omnibus Reorganization Agreement:

(a) BX shall, and shall cause its Subsidiaries, as applicable, to, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to PJT LP or one or more of its Subsidiaries, effective no later than the Effective Time, all of its and its Subsidiaries’ right, title and interest in and to the following Assets (the “Carbon Assets”):

(i) 100% of the equity interests in the Park Hill Group and all rights of any member of the Blackstone Group in the Park Hill Marks;

(ii) the assets of BAP that are exclusively or primarily used, or held for exclusive or primary use, in (x) the financial and strategic advisory services conducted by BAP and/or (y) the restructuring and reorganization advisory services conducted by BAP;

(iii) cash and cash equivalents in an amount equal to the Carbon Target Cash Balance;

(iv) all Carbon Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Carbon Asset or the Carbon Business (or the Combined Business to the extent owned by the PJT Group);

(v) the Assets set forth on Schedule 2.2(a)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to PJT LP or any other member of the PJT Group, including any Assets Transferred or to be Transferred to a member of the PJT Group pursuant to any Conveyancing and Assumption Instrument;

(vi) the licenses and permits issued or granted by any Governmental Authority to BX or any of its Subsidiaries listed on Schedule 2.2(a)(vi).

(vii) (A) sole ownership of all Information, including all originals and copies thereof (subject to Section 8.5(b)), used exclusively in the Carbon Business (or the Combined Business to the extent owned by the PJT Group) and (B) co-ownership and the right to retain copies of all Shared Information;

(viii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to PJT LP or any other member of the PJT Group; provided, that personal computers (including mobile devices) shall be Transferred to PJT LP or any other member of the PJT Group only if, following the Effective Time, a member of the PJT Group employs the applicable employee who, prior to the Effective Time, used such personal computer or mobile device; and

(ix) except as expressly set forth herein, any and all Assets otherwise owned or held immediately prior to the Effective Time by any member of the Blackstone Group that are exclusively or primarily used, or held for exclusive or primary use, in the Carbon Business (or the Combined Business to the extent owned by the PJT Group).

Notwithstanding the foregoing, the Carbon Assets shall not include any Assets expressly contemplated by this Agreement to be Blackstone Retained Assets.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Blackstone Retained Assets”, for purposes of determining what is and is not a Carbon Asset the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition or the definition of “Blackstone Retained Assets” that would otherwise operate to exclude such Asset from the definition of “Carbon Assets”.

(b) PJT HoldCo shall, and shall cause the other members of the PJT Group, as applicable, to, Transfer, effective no later than the Effective Time, to BX or another member of the Blackstone Group, as directed by BX, all of its and its Subsidiaries’ right, title and interest in and to all assets owned, held or used by BX and any of its Affiliates not included as a Carbon Asset (the “Blackstone Retained Assets”), including:

(i) any and all Assets owned or held immediately prior to the Effective Time by any member of the Blackstone Group or the PJT Group that exclusively or primarily relate to, or are held for exclusive or primary use in, the Blackstone Retained Business;

(ii) the ownership interests in those Business Entities that are included in the definition of Blackstone Group, including BAP;

(iii) any Blackstone Retained Contract, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims exclusively or primarily relating to or arising from any Blackstone Retained Asset or the Blackstone Retained Business;

(iv) any license or permit issued or granted by any Governmental Authority to BX or any of its Subsidiaries other than those listed on Schedule 2.2(a)(vi).

(v) all cash and cash equivalents of BX and its Subsidiaries in excess of the Carbon Target Cash Balance;

(vi) the Blackstone Marks;

(vii) (A) sole ownership of all Information, including all originals and copies thereof (subject to Section 8.5(b)), used exclusively in the Blackstone Retained Business and (B) co-ownership and the right to retain copies of all Shared Information;

(viii) the Assets set forth on Schedule 2.2(b)(viii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to or retained by BX or any other member of the Blackstone Group; and

(ix) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by BX or any other member of the Blackstone Group; provided, that personal computers shall be Transferred to or retained by such member of the Blackstone Group if, following the Effective Time, a member of the Blackstone Group employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Blackstone Retained Assets shall not include any Assets expressly contemplated by this Agreement to be Carbon Assets.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Carbon Assets”, for purposes of determining what is and is not a Blackstone Retained Asset the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition or the definition of “Carbon Assets” that would otherwise operate to exclude such Asset from the definition of “Blackstone Retained Assets”.

Section 2.3. Assumption and Satisfaction of Liabilities.

(a) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, PJT LP shall, or shall cause one of its Subsidiaries to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”) the following specifically identified Liabilities (collectively, the “Carbon Liabilities”), regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (C) where or against whom such Liabilities are asserted or determined:

(i) any and all Liabilities to the extent exclusively or primarily relating to, arising out of or resulting from the Carbon Business, the Combined Business or the ownership of Carbon Assets;

(ii) all Liabilities in respect of those Actions set forth on Schedule 2.3(a)(ii) and, to the extent not, to the Knowledge of the Blackstone Parties, pending or threatened as of the date hereof, any other Action exclusively or primarily relating to, arising out of or resulting from the Carbon Business, the Combined Business or the ownership of the Carbon Assets (each, a “Specified Action” and collectively, the “Specified Actions”);

(iii) any and all Liabilities that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the PJT Group, including any Liability arising out of any Carbon Contract;

(iv) the Liabilities set forth on Schedule 2.3(a)(iv);

Notwithstanding anything to the contrary herein, the Carbon Liabilities shall not include (x) any Liabilities expressly contemplated by this Agreement to be Blackstone Retained Liabilities or (y) any Liabilities expressly discharged pursuant to Section 2.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Blackstone Retained Liabilities”, for purposes of determining what is and is not a Carbon Liability the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition or the definition of “Blackstone Retained Liabilities” that would otherwise operate to exclude such Liability from the definition of “Carbon Liabilities”.

(b) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, BX shall, or shall cause a member of the Blackstone Group to, Assume any and all Liabilities of BX or any of its Affiliates not included as a Carbon Liability (the “Blackstone Retained Liabilities”), regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (C) where or against whom such Liabilities are asserted or determined, including:

(i) any and all Liabilities that are contemplated by this Agreement or any Ancillary Agreement to be retained or Assumed by any member of the Blackstone Group, including any Liability arising out of any Blackstone Retained Contract;

(ii) any and all Liabilities set forth on Schedule 2.3(b)(ii);

(iii) Liabilities of the types set forth on Schedule 2.3(b)(iii) incurred in connection with the implementation of the Carbon Reorganization; and

(iv) any Liabilities relating to, arising out of or resulting from any indebtedness for borrowed money of BX or any of its Affiliates (other than the PJT Revolver or any indebtedness of any Partnership Entity existing as of the Closing).

Notwithstanding anything to the contrary herein, the Blackstone Retained Liabilities shall not include (x) any Liabilities expressly contemplated by this Agreement to be Carbon Liabilities or (y) any Liabilities expressly discharged pursuant to Section 2.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Carbon Liabilities”, for purposes of determining what is and is not a Blackstone Retained Liability the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition or the definition of “Carbon Liabilities” that would otherwise operate to exclude such Liability from the definition of “Blackstone Retained Liabilities”.

For the sake of clarity, no Liability shall be a Blackstone Retained Liability solely as a result of BX or any of its Affiliates being named as party to or in any Action due to such Person’s status as the remaining and legacy Business Entity, or as a result of its status as the direct or indirect equity owner of any Business Entity (unless such Business Entity is (A) a member of the Blackstone Group and (B) such Liability exclusively or primarily relates to the Blackstone Retained Business or is otherwise a Blackstone Retained Liability pursuant to clauses (i) through (iv) above).

Section 2.4. Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2:

(a) Any Contract that is listed on Schedule 2.4(a) (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended with effect from the Effective Time so that each of BX or PJT LP or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.6(a)) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the PJT Group or the Blackstone Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Carbon Business or the Blackstone Retained Business, as the case may be, as if such Shared Contract had been assigned to a member of the applicable Group pursuant to this Section 2.4 (or appropriately amended) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.4.

(b) Each of BX and PJT HoldCo shall, and shall cause the members of its Group to, (i) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Group as of the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(c) No member of either Group will amend, renew, extend or otherwise modify any Shared Contract without the consent of the applicable member of the other Group to the extent such amendment, renewal, extension or modification would adversely affect or impose any obligations on any member of such other Group.

Section 2.5. Intercompany Accounts.

(a) Prior to or at the Distribution and with effect from the Effective Time, except as set forth in Section 7.1(b) or as otherwise specifically provided for under this Agreement, all intercompany receivables, payables and loans between any member of the Blackstone Group, on the one hand, and any member of the PJT Group, on the other hand, which exist as of the Effective Time shall be satisfied and/or settled or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation).

(b) As between any two Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party holding such payment or reimbursement in trust for all out-of-pocket expenses related thereto other than for fees and disbursements of outside counsel and any other advisors) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

Section 2.6. Transfers Not Effected At or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) The Parties shall use their reasonable best efforts prior to the Distribution to obtain, as promptly as reasonably practicable following the date hereof, the Consents required to Transfer, with effect from the Effective Time, any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Authority or parts thereof as contemplated by this Agreement, provided that (x) no Party shall be required to, or shall be required to cause any member of its Group to, make any payments other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such Consents. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the Acquirer Regulatory Approvals shall be governed by Section 6.4 of the Transaction Agreement.

(b) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Distribution with effect from the Effective Time, the Parties shall use reasonable best efforts to effect such Transfers or Assumptions as promptly following the Distribution as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with Applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by Applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall, or shall cause the applicable member of its Group to, thereafter hold such Asset for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party retaining such Asset for all out-of-pocket expenses related to such retention other than for fees and disbursements of outside counsel and any other advisors) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party or its applicable Group member retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party or its applicable Group member retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by Applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party intended to Assume such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Blackstone Group or the PJT Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(b), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(d) The Party or applicable Group member retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(b) shall not be obligated, in connection with the foregoing, to incur any out-of-pocket expenses unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Party intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Party intended to be subject to such Liability.

(e) On and prior to the eighteen (18) month anniversary following the Effective Time, if any Party (or any member of such Party’s Group) owns any Asset, that,

although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than, for the avoidance of doubt, as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party or applicable Group member owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Carbon Asset or a Blackstone Retained Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities, in all events, subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such Transfer or grant of rights and (II) to share any incremental costs arising as a result of such Transfer or grant of rights; provided, that if the relevant Parties cannot agree on a means of effecting the Transfer or grant of rights within thirty (30) days from the date that all relevant Parties have notice of the discovery of such Asset, then the Asset shall be immediately Transferred or such rights shall be immediately granted in accordance with Sections 2.6(a) and 2.6(b).

(f) After the Effective Time, a Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Parties to receive and, if necessary to identify the proper recipient in accordance with this Section 2.6(f), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6. The provisions of this Section 2.6(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(g) In the event that, at any time from and after the Effective Time, any Party (or any member of its Group) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset shall be held in accordance with the other provisions of this Section 2.6.

(h) With respect to Assets and Liabilities described in Section 2.6(b), each of BX and PJT HoldCo shall, and shall cause the members of its respective Group to, (i) treat for all

Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets as of the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Assets for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if appropriate for a given Transfer or Assumption, pursuant to applicable non-U.S. Laws, in such form as the Parties shall reasonably agree, including, if applicable, the Transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock or other equity interests shall be effected by means of executed stock powers and/or notation on the stock record books of the corporation or other legal entities involved, as applicable, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by Applicable Law, by notation on public registries. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner agreed by the Founder, PJT LP and BX, in each case, acting reasonably. Except as agreed by the Founder, PJT LP and BX, in each case, acting reasonably, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument conflicts with any provision of this Agreement, this Agreement shall govern and control.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause the members of its respective Group to use) reasonable best efforts, at and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under Applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Distribution, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, and the Transfers and recordings of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of another Party, shall use reasonable best efforts to obtain, or to cause to be obtained, at or prior to the Distribution and with effect from the Effective Time or as soon as practicable thereafter, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by Applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of another Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group which Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such Consent, Governmental Approval, release, substitution or amendment required to novate, fully assign or fully release any such obligations under Contracts or any Liabilities as set forth in clause (a) of this Section 2.9, (i) the Other Party shall nonetheless use reasonable best efforts to assign or release, including by executing any such assignment which does not release the Other Party from its obligations under such Contract or from such Liability, to the fullest extent permitted and (ii) the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time and otherwise take such action as may be reasonably requested by such Other Party so as to put such Other Party in the same position as if such Other Party were fully released from such Contract or Liability. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer or cause the Transfer of, as applicable, all rights, obligations and other Liabilities thereunder of such Other Party or of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by Applicable Law.

Section 2.10. Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement and the Tax Receivable Agreement, employees or employee matters shall be governed by the Employee Matters Agreement and, in the event of any inconsistency between the Employee Matters Agreement and this Agreement, the Tax Receivable Agreement and this Agreement or the Tax Matters Agreement and this Agreement, the Employee Matters Agreement, Tax Receivable Agreement or Tax Matters Agreement, as applicable, shall control.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1. Organizational Documents. In accordance with Section 2.5(a) of the Transaction Agreement, at or prior to the Distribution and with effect from the Effective Time, BX shall take, or cause to be taken, all necessary actions to adopt (i) an amended and restated certificate of incorporation of PJT HoldCo substantially in the form attached hereto as Exhibit A (the “PJT HoldCo Certificate of Incorporation”), (ii) amended and restated bylaws of PJT HoldCo substantially in the form attached hereto as Exhibit B (the “PJT HoldCo Bylaws”), and (iii) a second amended and restated limited partnership agreement of PJT LP substantially in the form attached hereto as Exhibit C (the “Second A&R PJT LP Agreement”).

Section 3.2. Carbon Reorganization. At or prior to the Distribution and with effect from the Effective Time (to the extent not already completed as of the date hereof), Blackstone shall (and shall cause its applicable Subsidiaries, including PJT HoldCo and PJT LP, to) take the requisite actions to consummate the restructuring steps set forth on Exhibit G with such modifications as the Parties may mutually agree, acting reasonably (the “Carbon Reorganization”).

Section 3.3. Resignations. At or prior to the Distribution, BX shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the PJT Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the PJT Group in which they serve.

Section 3.4. Cash; PJT Revolver.

(a) At or prior to the Effective Time, either (A) PJT LP will transfer (or cause to be transferred) funds to BX (or to such other member of the Blackstone Group as BX designates) or (B) BX will transfer (or cause to be transferred) funds to PJT LP (or to such other member of the PJT Group as PJT LP designates) such that PJT LP’s cash balance in its accounts immediately prior to the Effective Time shall equal the Carbon Target Cash Balance.

(b) At or prior to the Distribution, BX will use reasonable best efforts to procure from one or more third party financing sources a revolving credit facility for PJT LP in an aggregate principal amount of up to $100 million (the “PJT Revolver”), and PJT LP and/or one or more members of the PJT Group shall enter into the PJT Revolver subject to the approval of the Founder. Unless otherwise agreed by BX and the Founder, the PJT Revolver shall have a maturity of one year and shall be on terms (including pricing) consistent with then current market conditions. In the event that BX, despite using its reasonable best efforts, cannot arrange for third party financing sources to provide the PJT Revolver, the Founder shall have the right, in his reasonable discretion, to require BX (such other member of the Blackstone Group as BX designates) to provide the PJT Revolver at or prior to the Distribution. No amounts shall be drawn under the PJT Revolver through the Closing Date.

Section 3.5. Ancillary Agreements. On or prior to the Distribution, with effect from the Effective Time, each of BX and PJT HoldCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BLACKSTONE PARTIES

Each of the Blackstone Parties hereby represents and warrants to PJT HoldCo, PJT LP, PJTC, PJTM and the Founder as of immediately prior to the Effective Time and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Carbon Reorganization, as follows:

Section 4.1. Sufficiency of Assets. The assets, properties and rights of the PJT Group, together with the licenses, services and other rights made available pursuant to the Transition Services Agreement and the other agreements contemplated by this Agreement, will constitute all of the assets, properties and rights required to permit the PJT Group to operate the Carbon Business independent from the Blackstone Group following the Distribution in all material respects (i) in compliance with Applicable Law and (ii) in a manner consistent with the operation of the Carbon Business as of immediately prior to the Effective Time.

Section 4.2. No Undisclosed Liabilities. PJT HoldCo has no Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than Liabilities (i) disclosed or reserved for in the most recent combined statement of financial condition included in the PJT HoldCo Registration Statement, (ii) incurred by PJT HoldCo after the date of such combined statement of financial condition in the ordinary course of operating the Carbon Business that would not reasonably be expected, individually or in the aggregate, to have an Acquirer Material Adverse Effect (as defined in the Transaction Agreement) or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 4.3. Disclaimer of Representations and Warranties. EACH OF BX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BLACKSTONE GROUP), AND PJT LP (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PJT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN,

IN ANY ANCILLARY AGREEMENT OR THE TRANSACTION AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTION AGREEMENT IS MAKING ANY REPRESENTATION OR WARRANTY IN ANY WAY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE V

THE DISTRIBUTION

Section 5.1. Stock Dividend to BX Common Unitholders. On the Closing Date, subject to Section 5.2, BX will cause the Distribution Agent to distribute all of the outstanding shares of PJT Class A Shares then owned by BX (following the consummation of the Carbon Reorganization) to BX Common Unitholders as of the Distribution Record Date, by crediting the appropriate number of such shares of PJT Class A Shares to book entry accounts for each such BX Common Unitholder or designated transferee or transferees of such holder of PJT Class A Shares or by delivery of a physical certificate, where applicable. For BX Common Unitholders who own BX Common Units through a broker or other nominee, their shares of PJT Class A Shares will be credited to their respective accounts by such broker or nominee. Subject to Section 5.2, each BX Common Unitholder as of the Distribution Record Date (or such BX Common Unitholder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of PJT Class A Shares for every one share of BX Common Units held by such BX Common Unitholder equal to a fraction, the numerator of which is the number of PJT Class A Shares then owned by BX following the consummation of the Carbon Reorganization and the denominator of which is the number of BX Common Units issued and outstanding as of the Distribution Record Date. No action by any such BX Common Unitholder shall be necessary for such BX Common Unitholder (or such BX Common Unitholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares pursuant to Section 5.2) PJT Class A Shares such BX Common Unitholder is entitled to in the Distribution. Neither the Distribution Agent, nor any of the Parties or their Affiliates, will be liable to any Person in respect of any shares of (and, if applicable, cash in lieu of any fractional shares pursuant to Section 5.2) PJT Class A Shares (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 5.2. Fractional Shares. BX Common Unitholders holding a number of BX Common Units as of the Distribution Record Date, which would entitle such BX Common Unitholders to receive less than one whole share of PJT Class A Shares in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of PJT Class A Shares will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Closing Date, (a) determine the number of whole shares and fractional shares of PJT Class A Shares allocable to each holder of record or beneficial owner of BX Common Units as of the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the aggregate net proceeds of such sales after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees and commissions and other expenses or Taxes incurred in connection with such sales and distribution. None of the Parties or the Distribution Agent will guarantee any minimum sale price for the fractional shares of PJT Class A Shares. No Party will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of BX or PJT LP.

Section 5.3. Delivery of Ancillary Agreements. Prior to the Distribution, each Party shall deliver or cause to be delivered to the other Parties (to the extent not already in their possession) executed counterparts to all Ancillary Agreements to which such Party or a member of its Group is a party, including all Conveyancing and Assumption Instruments.

ARTICLE VI

CONDITIONS TO THE DISTRIBUTION

Section 6.1. Condition to Distribution. The consummation of the Distribution is subject to the satisfaction (or waiver in writing by BX) as of immediately prior to the Distribution of the following conditions, which are for the benefit of each Party:

(a) There shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority in effect that restrains, prohibits or makes illegal the Distribution or the consummation of the other transactions contemplated hereby or by any of the Ancillary Agreements or (ii) pending Action which seeks to restrain or prohibit the Distribution or the consummation of the other transactions contemplated hereby or by any of the Ancillary Agreements.

(b) The Closing shall have occurred pursuant to the Transaction Agreement.

ARTICLE VII

CERTAIN COVENANTS

Section 7.1. Opinions.

(a) Tax Opinion. The Blackstone Parties shall use commercially reasonable efforts to obtain a written opinion, dated as of the Closing Date, from Simpson Thacher &

Bartlett LLP, counsel to the Blackstone Parties (or other legal counsel reasonably satisfactory to Blackstone and the Founder) in form and substance reasonably satisfactory to the Blackstone Parties, to the effect (i) that the contributions of certain assets and liabilities relating to the Carbon Business to Big SpinCo and Little SpinCo by the applicable Distributing Corporation should qualify as reorganizations within the meaning of Section 368(a)(1)(D) of the Code and that no gain or loss should be recognized under Section 361 of the Code with respect to such contributions, (ii) that the Big Spin and the Little Spin should qualify as tax-free distributions under Sections 355 and 361 of the Code and that no gain or loss should be recognized under Section 355 of the Code with respect to such distributions and (iii) that the Merger should qualify as a reorganization pursuant to Section 368(a) of the Code, provided that in rendering the foregoing opinions, counsel shall be permitted to rely upon customary assumptions and assume the accuracy of customary representations provided by the Blackstone Parties, PJT HoldCo, PJT LP (and any subsidiary thereof), the Seller Parties and the PJT Entities.

(b) Solvency Opinion. The Blackstone Parties shall use commercially reasonable efforts to obtain an opinion (the “Solvency Opinion”), dated as of the Closing Date, in form and substance reasonably satisfactory to Blackstone and the Founder, from a nationally recognized solvency valuation firm, that, after giving effect to the transactions contemplated hereby (including the Carbon Reorganization, the Separation and the Distribution) and by the Transaction Agreement, such transactions shall not leave PJT LP or PJT HoldCo “insolvent” or otherwise unable to pay their respective obligations as they come due. BX shall provide the Founder with a copy of the report prepared by the nationally recognized solvency valuation firm engaged to provide such Solvency Opinion.

Section 7.2. Efforts. Subject to the conditions and upon the terms of this Agreement and, where applicable, the Transaction Agreement, each of the Blackstone Parties and the PJT Entities shall use reasonable best efforts (subject to, and in accordance with, Applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement, the Transaction Agreement, the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, including the Distribution, in accordance with the terms and subject to the conditions hereof and thereof.

Section 7.3. No Solicit; No Hire. Until the second (2nd) anniversary of the date of the Transaction Agreement, each of BX and PJT HoldCo shall not, and shall cause their respective Affiliates not to, without the prior written consent of the other Party, directly or indirectly, solicit or hire (or cause or seek to cause to leave the employ of the other Party or any of its Affiliates), whether as an officer, employee or consultant or other independent contractor, any individual who is currently or hereafter becomes a senior officer (or senior managing director) or other management-level employee of the other Party or any of its Affiliates; provided, however, that the restrictions of this Section 7.3 shall not apply to (x) any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by the other Party or any of its Affiliates, (y) the solicitation or hiring of any individual whose employment or term in office was terminated by Party or any of its Affiliates or (z) any portfolio company of a Blackstone Fund or any special purpose entity formed to acquire or hold any such portfolio company, regardless of whether any such portfolio company or special purpose entity is consolidated with BX for purposes of financial reporting.

Section 7.4. Non-Competition.

(a) From and after the Distribution, and until the third (3rd) anniversary of the Closing Date, each of the Blackstone Parties and its Affiliates shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, anywhere in the world in a business that competes with the business lines operated by the Carbon Business or the PJT Business as of the Effective Time.

(b) Notwithstanding Section 7.4(a), nothing herein shall be deemed to prohibit or otherwise restrict:

(i) the conduct of any business of the Blackstone Parties or any of their Affiliates (including Pátria Investimentos Ltda. and its Affiliates and BX’s capital markets business, and advisory services provided by BX and its Affiliates to its funds and their portfolio companies) (other than the Carbon Business) in a manner consistent in all material respects with the way such business is conducted as of the date hereof;

(ii) the acquisition of or any investment by any of the Blackstone Parties or any of their Affiliates in any Person (a “Target”) whose aggregate annual revenue (including the revenue of such Person’s Subsidiaries) from providing investment banking services, financial and strategic advisory services (of the same type as the services provided by the Carbon Business as of the date hereof), restructuring and reorganization advisory services and fund placement services (the “Restricted Business Lines”) does not exceed twenty-five percent (25%) of such Target’s aggregate annual revenue (including the revenue of such Person’s Subsidiaries); provided, however, that, any Blackstone Party or Affiliate thereof may undertake any such acquisition or investment if, promptly following the consummation thereof, the Target divests itself of the Restricted Business Lines.

(iii) the business or operation of any direct or indirect portfolio companies of, investment funds of, or vehicles or accounts managed or sponsored by, any of the Blackstone Parties or any of their Affiliates or any of the fund management or advisory business of any of the Blackstone Parties or any of their Affiliates; and

(iv) ownership by any of the Blackstone Parties or any of their Affiliates of less than five percent (5%) of the outstanding stock of any publicly-traded corporation.

(c) The Blackstone Parties acknowledge that the provisions of this Section 7.4 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. The Blackstone Parties agree and acknowledge that the potential harm of non-enforcement to the Carbon Business or the PJT Business after the Distribution outweighs any harm to the Blackstone Parties and their Affiliates of enforcement by injunction or otherwise. The Blackstone Parties expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area. In the event of a breach or threatened breach of this Section 7.4, PJT

HoldCo or any member of the PJT Group may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or equitable relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). The PJT Group need not engage in settlement negotiations or mediation prior to applying to a court of competent jurisdiction for enforcement of this Section 7.4. If, at the time of enforcement of this Section 7.4, a court or an arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

Section 7.5. Intellectual Property.

(a) PJT HoldCo agrees that, from and after the Distribution, it will not use or allow others (including the other members of the PJT Group) to use the Blackstone Marks, except as set forth below. From and after the Distribution, PJT HoldCo shall and shall cause the members of the PJT Group to delete the Blackstone Marks from all of their outward-facing websites, social, mobile and similar media venues. For clarity, the PJT Group may use the Blackstone Marks (and BX and its Affiliates may use any Trademarks included in the Carbon Assets) from and after the Distribution (i) in a neutral, non-trademark manner to describe the history of the Parties, (ii) on any legal documents, business correspondence and similar items that are not customer-facing and/or (iii) as required or permitted by applicable law.

(b) At or prior to the Distribution and with effect from the Effective Time, certain members of the Blackstone Group may (in the sole discretion of BX) enter into certain nonexclusive, non-transferrable, revocable license agreements providing for the limited use of certain Intellectual Property by certain members of the PJT Group.

(c) BX, on behalf of itself and each member of the Blackstone Group, hereby grants to each member of the PJT Group an irrevocable, perpetual, worldwide, royalty-free, fully paid-up, non-exclusive license to exercise and exploit all rights in any patents, copyrights, trade secrets, methods, processes, inventions and know-how that (i) are owned by the Blackstone Group and its Affiliates immediately prior to the Effective Time and (ii) were used in connection with the Carbon Business as of the Effective Time, in connection with the current and future operation of the Carbon Business and all current and future products and services therein.

(d) PJT HoldCo on behalf of itself and each member of the PJT Group, hereby grants to BX and each of its Affiliates an irrevocable, perpetual, worldwide, royalty-free, fully paid-up, non-exclusive license to exercise and exploit all rights in any patents, copyrights, trade secrets, methods, processes, inventions and know-how that (i) are included in the Carbon Assets and (ii) were in existence and/or used in connection with the Blackstone Retained Business as of immediately prior to the Effective Time, in connection with the current and future operation of the Blackstone Retained Business and all current and future products and services therein.

(e) Each licensed party in Section 7.5(c) or (d), as applicable, may sublicense the license granted therein solely to (x) any successors or acquirers of any of their businesses

(solely for use in connection with the divested business but not for use in connection with any other businesses or Affiliates of the successor or acquirer) or (y) their vendors, suppliers, manufacturers, service providers, distributors, customers and end-users, in each case, in connection with the operation of the licensed party’s business, but not for the unrelated use of such parties. The Parties agree that no Party or its Affiliates has any delivery, training, maintenance, support, notification, assertion, or enforcement obligations with respect to the intellectual property licensed in this Section 7.5.

Section 7.6. Cooperation.

(a) The Blackstone Parties shall keep the Founder apprised in reasonable detail with respect to its plans related to, and the status of their implementation of, the Carbon Reorganization and the Distribution.

(b) The Blackstone Parties shall give the Founder a reasonable opportunity to review and comment on the drafts of (i) any Conveyancing and Assumption Instruments to be entered into in connection with this Agreement and relating to the PJT Group, (ii) the Omnibus Reorganization Agreement and (iii) any written consents, resolutions, organizational documents or other ancillary documents prepared in connection with the implementation of the documents described in the foregoing clauses (i) and (ii), and shall consult with the Founder in good faith regarding any comments made by the Founder or his Representatives.

(c) The Blackstone Parties shall provide the Founder with copies of any material written communication sent to or received from a Governmental Authority or other third party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements as each may be amended or modified from time to time.

Section 7.7. Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, with effect from the Effective Time or as soon as practicable thereafter, (i) each of the Blackstone Parties shall (with the reasonable cooperation of the applicable member of the PJT Group) use its commercially reasonable efforts to have all members of the PJT Group removed as guarantor of or obligor for any Blackstone Retained Liability, including in respect of any letter of credit, security deposit or performance bond, to the extent that they relate to Blackstone Retained Liabilities, including those set forth on Schedule 7.7(a)(i) and (ii) PJT HoldCo and PJT LP shall (with the reasonable cooperation of the applicable member of the Blackstone Group) use their commercially reasonable efforts to have all members of the Blackstone Group removed as guarantor of or obligor for any Carbon Liability, including in respect of any letter of credit, security deposit or performance bond, to the extent that they relate to Carbon Liabilities, including those set forth on Schedule 7.7(a)(ii); provided, however, that in no event shall PJT HoldCo nor PJT LP be required to make a cash payment to obtain a consent to a release of any such guarantee, letter of credit, security deposit or performance bond.

(b) In furtherance of clause (a) of this Section 7.7 and unless otherwise specified on Schedule 7.7(a)(ii), to the extent required to obtain a release from a guaranty, or to replace or refund a letter of credit or performance bond (a “Guarantee Release”):

(i) of any member of the Blackstone Group, PJT LP (or such other member of its Group, as applicable) agrees to (x) execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which PJT LP (or such other member of its Group, as applicable) would be reasonably unable to comply or (B) which would be reasonably expected to be breached, (y) provide or cause to be provided an equivalent letter of credit or performance bond or (z) reimburse, promptly after the Effective Time, the applicable member of the Blackstone Group for any cash deposited or posted if such security deposit or similar posting or deposit of cash cannot otherwise be released, replaced or refunded to the applicable member of the Blackstone Group (such reimbursement to be made in United States dollars), provided that in the case of such reimbursement, PJT LP (or such other member of its Group, as applicable) shall be entitled to any subsequent refund by the relevant depositee of the deposit or posted amount; and

(ii) of any member of the PJT Group, BX (or such other member of its Group, as applicable) agrees to (x) execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which BX (or such other member of its Group, as applicable) would be reasonably unable to comply or (B) which would be reasonably expected to be breached or (y) provide or cause to be provided an equivalent letter of credit, security deposit or performance bond.

(c) If BX, on the one hand, or PJT HoldCo and/or PJT LP, on the other hand, is unable to obtain, or to cause to be obtained, any such required Guarantee Release as set forth in clauses (a) and (b) of this Section 7.7, (i) the relevant member of the Blackstone Group or PJT Group, as applicable, that has assumed the Liability with respect to such guaranty, letter of credit, security deposit or performance bond shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and otherwise take such action as may be reasonably requested by the relevant member of the Blackstone Group or PJT Group, as applicable, that would not be subject to such Liability but for the failure to obtain such Guarantee Release so as to put such Group member in the same position as if such Guarantee Release were obtained and (ii) each of BX on the one hand, and PJT HoldCo and PJT LP, on the other hand, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guarantee Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed or secured lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed or secured lease.

Section 7.8. Insurance Matters.

(a) The Parties agree that: (i) coverage for PJT LP and each member of the PJT Group, the Carbon Assets and the Carbon Business for the period after the Effective Time under all of the insurance policies maintained by BX or any member of the Blackstone Group prior to the Effective Time will be terminated effective as of the Effective Time and (ii) upon such termination, PJT LP and each member of the PJT Group, the Carbon Assets and the Carbon Business will cease to be covered under such policies with respect to the period after the Effective Time.

(b) Each of the Parties shall use commercially reasonable efforts to cooperate to obtain for PJT LP and the PJT Group at or prior to the Effective Time any insurance policies agreed by BX and the Founder, acting reasonably, to be reasonably necessary to replace the coverage currently provided by the insurance policies maintained by BX and the members of the Blackstone Group with respect to the Carbon Assets and the Carbon Business for incidents arising prior to the Effective Time. All reasonable out-of-pocket costs and expenses incurred by BX or any member of the Blackstone Group pursuant to this Section 7.8(b) shall be reimbursed by PJT LP promptly after the Effective Time.

(c) In the event that the PJT Group, any of the Carbon Assets or the Carbon Business suffers or has suffered any loss that is insured under the insurance policies maintained by BX or the members of the Blackstone Group and arises or has arisen prior to the Effective Time, BX shall, or shall cause the appropriate member of its Group to, surrender to PJT LP after the Effective Time any Insurance Proceeds received by BX or any Blackstone Group member under any such insurance policy with respect to such loss. BX or any of its Affiliates may, at any time, without liability or obligation to any member of the PJT Group or any of the Parties, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any insurance policy maintained by BX or any of its Affiliates. Neither BX nor any of its Affiliates shall bear any Liability for the failure of an insurer to pay any claim under any insurance policy maintained by BX or any member of the Blackstone Group.

Section 7.9. Extension of Termination Date. Notwithstanding anything to the contrary in the Transaction Agreement, the Framework Agreement, or any Ancillary Agreement the Parties agree, pursuant to Sections 10.3(b) and 10.4 of the Transaction Agreement, to extend the Termination Date, as such term is used and defined in the Transaction Agreement, to December 31, 2015.

Section 7.10. Build-Out Costs. Until the Closing Date, BX shall (or shall cause a member of the Blackstone Group to) either pay, or reimburse PJT LP or the applicable member of the PJT Group to the extent PJT LP or another member of the PJT Group has paid, for any Build-Out Costs incurred prior to the Closing Date; provided that in no event shall the aggregate amount of all Build-Out Costs paid or reimbursed, whether pursuant to this Section 7.10 or otherwise, exceed $33,000,000.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or the Transaction Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, effective as of the Effective Time, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were unitholders, members, stockholders, directors, officers, agents or employees of such other Party or any member of such other Parties’ Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as each may be amended or modified from time to time, and all other activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Transaction Agreement or any Ancillary Agreement in each case in accordance with its terms. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) (A) with respect to BX or any member of its Group, any Blackstone Retained Liability, (B) with respect to PJT LP or any member of its Group, any Carbon Liability;

(ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of another Group;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group or any of their respective Affiliates), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group or any of their respective Affiliates), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v) any Liability for fraud or willful misconduct.

In addition, nothing contained in Section 8.1(a) shall release BX from indemnifying any director, officer or employee of PJT HoldCo or of any member of the PJT Group who was a director, officer or employee of any member of the Blackstone Group at or prior to the Effective Time to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations.

(c) Effective as of the Effective Time, each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide, to the fullest extent permitted by Applicable Law, for a full and complete release and discharge, effective as of the Effective Time, of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Sections 8.1(a) and 8.1(b). The release in this Section 8.1 includes a release of any rights and benefits with respect to such Liabilities that PJT LP and each member of the PJT Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, PJT LP hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Persons described in Section 8.1(a) from the Liabilities described in the first sentence of Section 8.1(a). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by BX. Except as otherwise specifically set forth in any provision of this Agreement, any Ancillary Agreement or the Transaction Agreement, following the Effective Time, BX shall and shall cause the other members of the Blackstone Group to indemnify, defend and hold harmless the PJT Indemnitees from and against any and all Indemnifiable Losses of the PJT Indemnitees, arising, whether prior to or following the Effective Time out of, by reason of or otherwise in connection with (a) the Blackstone Retained Liabilities or alleged Blackstone Retained Liabilities, including the failure of BX or any member of the Blackstone Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities or (b) any breach by BX, subsequent to the Effective Time, of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.3. Indemnification by PJT. Except as otherwise specifically set forth in any provision of this Agreement, any Ancillary Agreement, or the Transaction Agreement, following the Effective Time, PJT HoldCo shall and shall cause the other members of the PJT Group to indemnify, defend and hold harmless the Blackstone Indemnitees from and against any and all Indemnifiable Losses of the Blackstone Indemnitees arising, whether prior to or following the Effective Time, out of, by reason of or otherwise in connection with (a) the Carbon Liabilities or alleged Carbon Liabilities, including the failure of PJT HoldCo or any member of the PJT Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Carbon Liabilities or (b) any breach by PJT LP, subsequent to the Effective Time, of any provision of this Agreement, any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.4. Procedures for Indemnification.

(a) Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.4(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Blackstone Indemnitee or a PJT Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a Subsidiary of a Party (a “Third Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article VIII, or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim;

provided, however, that the failure to provide such notice of any such Third Party Claim shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) An Indemnifying Party may, at its election, assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party may only assume the defense of a Third Party Claim if it acknowledges in writing that the Indemnitee is entitled to indemnification for such Indemnifiable Loss and agrees in writing to forego any reservations or exceptions to such defense and to its obligation pursuant to this Agreement to indemnify the Indemnitee in connection with any Indemnifiable Loss resulting from such Third Party Claim. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(f) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief (including any criminal conviction) to be entered, directly or indirectly, against any Indemnitee.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement, any Ancillary Agreement (except as and to the extent otherwise expressly provided in such Ancillary Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.5. Cooperation In Defense And Settlement.

(a) With respect to any Third Party Claim that implicates BX or any member of the Blackstone Group, on the one hand, and PJT LP or any member of the PJT Group on the other hand, in any material respect due to the allocation of Liabilities or the responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use (and shall cause their applicable Group members to use) reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties and their applicable Group members the attorney-client privilege, joint defense or other privilege with respect thereto). The Party or applicable Group member that is not responsible for managing the defense of such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each Party agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.6. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred.

Section 8.7. Contribution.

(a) If the indemnification provided for in Sections 8.2, 8.3 and 8.4, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnitee, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.8(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.8(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8.8. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any Third Party Proceeds, and (iii) net of any Tax Benefits.

Section 8.9. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, and actions (and email files and backup tapes regarding any of the foregoing) as such pertains to any period prior to the Effective Time in their possession (but only to the extent such Records have not already been provided to PJT LP (or its Group member) or are not already in such Person’s possession or control), whether in electronic form or otherwise, until the latest of, as applicable (i) seven (7) years following the Closing Date or (ii) the date on which such Records are no longer required to be retained pursuant Applicable Law or to such Party’s applicable record retention policy and schedules as in effect from time to time.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement will govern), and subject to any applicable provisions of this Agreement (including Sections 8.4(c), 8.4(d) and 8.5), any Ancillary Agreement or the Transaction Agreement:

(a) After the Closing Date, upon the prior written request by PJT LP for specific and identified Information which relates to (x) PJT LP or the conduct of the Carbon Business, as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, BX shall (or shall cause its applicable Subsidiary to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if PJT LP (or its Group member) has a reasonable need for such originals) in the possession or control of BX or any of its Subsidiaries, but only to the extent such items so relate and have not already been provided to PJT LP (or its Group member) or are not already in such Person’s possession or control; provided, however, that BX (or its applicable Subsidiary) shall not be required to provide such copies to the extent that the provision of such would not be permissible under Applicable Law or would require Blackstone (or its applicable Subsidiary) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(b) After the Closing Date, upon the prior written request by BX or any of its Affiliates for specific and identified Information which relates to (x) BX or the conduct of the Carbon Business (or the Combined Business) or the Blackstone Retained Business, up to the Effective Time, or (y) any Ancillary Agreement, PJT HoldCo shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Blackstone (or its Affiliate) has a reasonable need for such originals) in the possession or control of PJT LP or any of its Subsidiaries, but only to the extent such items so relate and have not already been provided to BX (or its Affiliate) or are not already in such Person’s possession or control; provided, however, that PJT LP (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would not be permissible under Applicable Law or would require PJT LP (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

Section 9.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Matters Agreement will govern), from and after the Closing Date, each of BX and PJT HoldCo shall afford to the other and its authorized accountants, counsel and other designated Representatives reasonable access during normal business hours, subject to any applicable provisions of this Agreement or any Ancillary Agreement, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided that neither BX nor PJT HoldCo shall be required to provide such access to the extent that the provision of such would require such

Party (or one of its Subsidiaries) to breach any confidentiality covenant or waive any attorney-client or other legal privilege or unreasonably interfere with its business. Nothing in this Section 9.2 shall require any Party or its applicable Subsidiary to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use its reasonable best efforts to seek to obtain such third party Consent to the disclosure of such Information; further provided that the disclosing Party shall not be obligated, in connection with the foregoing, to incur any out-of-pocket expenses unless the necessary funds are advanced or assumed by the Party requesting such Information.

Section 9.3. Litigation Matters; Witness Services. At all times from and after the Closing Date, (a) BX shall, and shall cause its Affiliates to, at the sole cost and expense of PJT HoldCo and its Affiliates, cooperate fully with PJT HoldCo and its Affiliates in the prosecution, defense and/or settlement and all other aspects of the administration of the Specified Actions to the extent such cooperation does not unreasonably disrupt the normal operations of BX and its Affiliates and (b) without limiting the generality of the foregoing, each of BX and PJT HoldCo shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between any Subsidiary of BX, on the one hand, and any member of the PJT Group, on the other hand) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any of the their Affiliates), as applicable. A Party providing a witness to the other Party under this Section 9.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under Applicable Law.

Section 9.4. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to any other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5. Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of three (3) years from the Closing (or, in the case of Confidential Information disclosed after the Effective Time, (3) years from the date of such disclosure), each Party and the members of its Group shall (i) hold in strict confidence (and at a standard of care no less than they use for their own similar information and in accordance with the terms of all applicable third-party agreements), (ii) disclose, provide, transfer, share or make available only to their and their Subsidiaries’ officers, employees, agents, consultants, auditors, attorneys and advisors (or potential buyers, lenders, investors, or similar transaction counterparties pursuant to any due diligence process), only on a “need to know” basis, and (iii) not use for any purpose other than to ensure compliance with the terms and conditions of this Agreement or any Ancillary Agreement, to enforce or defend any of its rights hereunder or thereunder or to the extent otherwise expressly permitted pursuant to this Agreement or any Ancillary Agreement or, in the case of Shared Information, in any manner consistent with such Party’s (or its Group’s) customary use prior to the Effective Time, all Confidential Information to the extent relating to the business or clients of any other Party or any member(s) of such Party’s Group. To the extent that any Party or any member of its Group has Confidential Information related to another Party or its clients or a member of such other Party’s Group that is the subject of this Section 9.5 (other than any Shared Information or any Blackstone Retained Information) such first Party shall, and shall cause each member of its Group to (in each case, except as otherwise expressly provided in this Agreement or any Ancillary Agreement), to the extent such Confidential Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to such other Party or Group, and to the extent it is stored in electronic form, make a copy available to such other Party or Group and expunge such information from any computer or other data carrier, in each case, as promptly as reasonably practicable after the discovery thereof. Each Party is liable hereunder for any unauthorized disclosure or use of the other Parties’ Confidential Information by its recipients, including any members of its Group.

(b) Notwithstanding anything to the contrary herein, BX and each member of the Blackstone Group shall have the right to retain copies (including those stored in email files and backup tapes) of any Information to the extent required to be retained by Applicable Law or by such Person’s applicable record retention policy and schedules as in effect as of the Effective Time (the “Blackstone Retained Information”).

Section 9.6. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Blackstone Group and the PJT Group, and that each of the members of the Blackstone Group and the PJT Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under Applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of BX or PJT LP (and/or their respective Affiliates), as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) BX shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Blackstone Retained Business, whether or not the privileged Information is in the possession of or under the control of BX or PJT LP (or any their respective Affiliates). BX shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Blackstone Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by BX (or any of its Affiliates), whether or not the privileged Information is in the possession of or under the control of BX or PJT LP (or any their respective Affiliates);

(ii) PJT LP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Carbon Business, whether or not the privileged Information is in the possession of or under the control of BX or PJT LP (or any their respective Affiliates). PJT LP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Carbon Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by PJT LP (or any member of the PJT Group), whether or not the privileged Information is in the possession of or under the control of BX or PJT LP (or any of their respective Affiliates).

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Section 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of BX or PJT LP (or their respective Affiliates) in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any Applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or between any Subsidiary of BX, on the one hand, and any member of the PJT Group, on the other hand, any such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party; provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant parties, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement the Parties as set forth in Sections 9.5 and 9.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 8.5, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 8.5 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 8.5 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted pursuant to applicable law.

Section 9.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Arbitration.

(a) Except for matters governed by the Transaction Agreement (in which case the provisions of the Transaction Agreement shall control), any and all disputes (including any ancillary claims) arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including the breach, termination or validity thereof (including the validity, scope and enforceability of this arbitration provision) and any tort claims (collectively, “Agreement Disputes”), such Agreement Dispute shall be submitted to and finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (“CPR Rules”) then currently in effect, except the scope of discovery, if any, shall be in accordance with the Federal Rules of Civil Procedure then currently in effect (as interpreted and enforced by the applicable arbitration panel). The composition of the arbitration panel shall be determined in accordance with CPR Rule 5.4. The arbitration panel shall consist of three arbitrators. Notwithstanding the foregoing, if any dispute otherwise subject to arbitration pursuant to this Section 10.1 involves, as a party in their individual capacity, multiple senior managing directors of Blackstone who have agreed to exclusive arbitration clauses using the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), then all references herein to “CPR Rules” shall instead refer to the ICC Rules) and the arbitrator-selection process contained in such other agreements.

(b) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof; provided, however, performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The place of arbitration shall be in New York City, New York. The language of the arbitration shall be in English.

(c) The arbitral panel’s award shall be final, conclusive, and binding upon the parties to the arbitration subject only to the right (if any) of any party to commence proceedings to vacate the award on any ground permitted under 9 U.S.C. § 10.

(d) The procedures specified in this Section 10.1 shall be the sole and exclusive procedures for the resolution of disputes of the nature described in clause (a) above; provided, however, that a party may file a complaint to seek a preliminary injunction or other provisional judicial relief, including for the purpose of compelling a party to arbitrate, or enforcing an arbitration award hereunder, if, in its sole judgment, such action is necessary. Despite such action, the parties will continue to participate in good faith pursuant to the procedures set forth in this Section 10.1.

(e) To the extent a party brings an action pursuant to clause (d) above, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 10.1, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION DESCRIBED IN CLAUSE (a). The parties acknowledge that the forum designated by this Section 10.1 has, and will have, a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(f) Each of the parties hereto waives, to the fullest extent permitted by Applicable Law, any objection which such party now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 10.1 and agrees not to plead or claim the same.

(g) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION 10.1.

Section 10.2. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Section 10.3. Consolidation. The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Transaction Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, commitments, course of dealings and writings with respect to such subject matter, and this Agreement shall specifically supersede the Framework Agreement. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail unless specifically provided otherwise in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or the Transaction Agreement, such Ancillary Agreement or the Transaction Agreement, as applicable, shall control; provided, that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement, any Ancillary Agreement or the Transaction Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement, any Ancillary Agreement or the Transaction Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 11.2. Ancillary Agreements; Transaction Agreement. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or the Transaction Agreement.

Section 11.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, any Ancillary Agreement or the Transaction Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution and remain in full force and effect in accordance with their terms. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (or in any Ancillary Agreement, except as expressly set forth therein) shall survive the Distribution.

Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement, (ii) in any Ancillary Agreement or (iii) in the Transaction Agreement, whether or not the transactions contemplated hereby are consummated, all fees, legal or otherwise, and out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, the expenses set forth on Schedule 11.5 shall be paid by the Blackstone Parties.

Section 11.6. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or e-mail (and confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

To any member of the Blackstone Group:

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attn: Michael Chae, John Finley

Facsimile: (212) 583-5749

E-mail: Chae@Blackstone.com; John.Finley@Blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Josh Bonnie; Eric Swedenburg

Facsimile: (212) 455-2502

Email: jbonnie@stblaw.com; eswedenburg@stblaw.com

To any member of the PJT Group:

PJT Partners Holdings LP

280 Park Avenue

16th Floor

New York, NY 10017

Attn: Ji-Yeun Lee; Jim Cuminale

Facsimile: [●]

E-mail: jyl@pjtpartners.com; cuminale@pjtpartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Barry M. Wolf; Michael J. Aiello

Facsimile: (212) 310-8007

E-mail: barry.wolf@weil.com; michael.aiello@weil.com

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 11.6. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or delivery by e-mail (if confirmed) or facsimile (if delivery confirmation is received), or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

Section 11.7. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 11.8. Amendments.

(a) This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of the Blackstone Parties, PJT HoldCo, PJT LP, the Founder and the PJT Entities.

(b) At any time prior to the Distribution, any Party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other Party or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only with respect to the Party agreeing to such extension or waiver and only if set forth in an instrument in writing signed and delivered on behalf of such Party.

Section 11.9. Assignment. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Parties. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

Section 11.10. Certain Termination and Amendment Rights.

(a) This Agreement may not be terminated except (x) to the extent the Transaction Agreement has been terminated according to its terms, in which case this Agreement shall automatically terminate and be of no further force and effect or (y) after the Closing Date, by written consent of each of the Parties.

(b) Notwithstanding anything herein to the contrary, Article VIII shall not be terminated or amended after the Distribution in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person. Notwithstanding the foregoing, this Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.

Section 11.11. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at the Default Interest Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.12. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VIII).

Section 11.13. Subsidiaries. BX shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Blackstone Group. PJT HoldCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the PJT Group.

Section 11.14. Third Party Beneficiaries.

(a) Except (i) for PJTC, PJTM and the Founder, each of whom is an express third party beneficiary of this Agreement, (ii) as provided in Article VIII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, obligation, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the PJT Group or Blackstone Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the PJT Group or Blackstone Group or any of their respective Affiliates.

Section 11.17. Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

Section 11.18. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.19. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, or any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.20. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.21. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4; Section 8.2; Section 8.3; and Section 8.4).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., as general partner

By:
	Name:	Michael Chae
	Title:	Chief Financial Officer

BLACKSTONE HOLDINGS I L.P.
By:	Blackstone Holdings I/II GP Inc., as general partner

By:
	Name:	Michael Chae
	Title:	Chief Financial Officer

PJT PARTNERS INC.

By:
	Name:	Michael Chae
	Title:	Chief Financial Officer

PJT PARTNERS HOLDINGS LP
By:	New Advisory GP L.L.C., as general partner
By:	Blackstone Holdings I L.P., as sole member
By:	Blackstone Holdings I/II GP Inc., as general partner

By:
	Name:	Michael Chae
	Title:	Chief Financial Officer

SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT

NEW ADVISORY GP L.L.C.
By:	Blackstone Holdings I L.P., as sole member
By:	Blackstone Holdings I/II GP Inc., as general partner

By:
	Name:	Michael Chae
	Title:	Chief Financial Officer

SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT